                                                                       Exhibit C

           THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT

              OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE

                  DISPOSED OF UNLESS REGISTERED UNDER THAT ACT

                 OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                 IFX CORPORATION

                           CONVERTIBLE PROMISSORY NOTE

$2,755,000.00                                            Dated: October 31, 2002

            FOR VALUE RECEIVED IFX CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to UBS Capital Americas III, L.P., a limited partnership formed under the laws of Jersey, Channel Islands (the "Payee"), or its registered assigns, the principal amount of Two Million Seven Hundred Fifty-five Thousand and 00/100 Dollars ($2,755,000.00) together with interest thereon calculated from the date hereof in accordance with the provisions of this Convertible Promissory Note (the "Convertible Note").

            Certain capitalized terms are defined in Section 8 hereof.

            1. Interest Rate. Interest shall accrue at a rate equal to ten percent (10%) per annum (the "Interest Rate") on the unpaid principal amount of this Convertible Note outstanding from time to time; provided that so long as any Event of Default has occurred and is continuing, interest shall accrue to the extent permitted by law at the rate of the Interest Rate plus two percent (2%) per annum on the unpaid principal amount of this Convertible Note outstanding from time to time for the period beginning on the date on which such Event of Default occurs and ending on the date on which such Event of Default ceases to exist. Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.

            2. Maturity Date. Notwithstanding Section 3 below, the entire principal amount of this Convertible Note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on September 30, 2007 (the "Maturity Date"). Any overdue principal and overdue interest together with any interest thereon, shall be due and payable upon demand.

            3. Conversion.

            (a) Subject to a Forced Payee D Election described below, at the election of the Payee (the "Payee D Election") at any time prior to the Maturity Date, all of the principal amount of this Convertible Note plus accrued and unpaid interest thereon may be converted into shares of the Series D Preferred Stock at a conversion price equal to $1.20 per share (as adjusted for stock splits, combinations, stock dividends and the like) of Series D Preferred Stock (the "Series D Conversion Price"). The Series D Preferred Stock to be issued upon any such conversion shall have the same rights, preferences and privileges as the shares of the Series D Preferred Stock issued in the Series D Financing. The Payee, upon making such conversion, and as a condition thereof, shall enter into a registration rights agreement and shareholders agreement substantially in the form of the Third Amended and Restated Registration Rights Agreement and the Fourth Amended and Restated Stockholders Agreement among the Company and the holders of the Series D Preferred Stock, if the Payee is not already a party to any of such agreements. No fractional shares shall be issued upon a conversion into Series D Preferred Stock. In lieu of any fractional shares to which Payee would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Series D Conversion Price. In the event that the Payee does not own Company Common Stock at the time of the conversion to Series D Preferred Stock pursuant to this section, then in lieu of the "common to preferred" conversion right provided under the terms of the Series D Financing, and in addition to the shares of Series D Preferred Stock issuable as provided above, Payee shall receive 0.0342 shares of Series D Preferred Stock for each dollar of Convertible Note plus accrued and unpaid interest converted pursuant hereto. In the event that Convertible Noteholders holding a majority of the outstanding principal amount of the Convertible Notes elect to make a Payee D Election, then all of the Convertible Noteholders who have not otherwise voluntarily made a Payee D Election shall be deemed to have automatically made a Payee D Election on the first date that a majority of Convertible Noteholders holding a majority of the Convertible Notes shall have made a Payee D Election (the "Forced Payee D Election").

            (b) In the event that the Company enters into a Qualified Financing Purchase Agreement prior to the Maturity Date (the date thereof being the "Qualified Financing Date"), then, subject to a Forced Payee F Election described below, at the election of the Payee (the "Payee F Election"), this Convertible Note plus accrued and unpaid interest thereon may be converted, in whole and not in part, into Qualified Financing Securities at a conversion price equal to the purchase price per Qualified Financing Security set forth in the Qualified Financing Purchase Agreement (the "Qualified Financing Conversion Price"). The Company shall provide Payee timely notice of the Qualified Financing Date, and Payee shall make the Payee F Election within ten (10) business days of receiving such notice. The Payee, upon making such conversion, and as a condition thereof, shall enter into any registration rights agreement, shareholders agreement or other material agreements entered into by other investors in the Qualified Financing. In the event that Convertible Noteholders holding a majority of the outstanding principal amount of the Convertible Notes elect to make a Payee F Election, then all of the Convertible Noteholders who have not otherwise voluntarily made a Payee F Election shall be deemed to have automatically made a Payee F Election on the first date that a majority of Convertible Noteholders holding a majority of the Convertible Notes shall have made a Payee F Election (the "Forced Payee F Election").

            (c) At such time as a conversion under this Section 3 has been effected, the rights of the holder of this Convertible Note as the holder of such note shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of the Series D Preferred Stock or Qualified Financing Securities, as the case may be, are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of such Series D Preferred Stock or Qualified Financing Securities represented thereby.

            (d) The Company shall deliver to the converting holder a certificate or certificates representing the number of shares of Series D Preferred Stock or Qualified Financing Securities, as the case may be, issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

            (e) The issuance of certificates for shares of Series D Preferred Stock or Qualified Financing Securities, as the case may be, upon conversion of this Convertible Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Series D Preferred Stock or Qualified Financing Securities, provided that such holder shall pay any transfer taxes associated therewith.

            (f) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series D Preferred Stock or Qualified Financing Securities, as the case may be, solely for the purpose of issuance upon conversion hereunder, such number of shares of Series D Preferred Stock or Qualified Financing Securities issuable upon conversion, or, if an adequate number of shares of Series D Preferred Stock or Qualified Financing Securities have not previously been authorized, the Company shall authorize additional shares of Series D Preferred Stock or Qualified Financing Securities. The Company shall not designate or authorize any additional classes of Preferred Stock if such authorization or designation would preclude the Company from authorizing and issuing the Series D Preferred Stock or the Qualified Financing Securities. All such securities which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges (other than the applicable shareholders agreement and securities laws). The Company shall take all such actions as may be necessary to assure that all such securities may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of capital stock may be listed; provided, that in no event will the Company be obligated to register Series D Preferred Stock or Qualified Financing Securities under the Securities Act of 1933.

            (g) Capital Stock

                  (i) On the date hereof, the authorized capital stock of the Company consists of (1) 110,000,000 shares of Common Stock, of which 11,963,399 shares of Common Stock are issued and outstanding, and (2) 40,000,000 shares of Preferred Stock, of which (w) 2,030,869 shares of Preferred Stock have been designated as Series A Convertible Preferred Stock, all of which shares are issued and outstanding; (x) 4,842,397 shares of Preferred Stock have been designated Series B Convertible Preferred Stock, 4,418,262 of which shares are issued and outstanding; (y) 3,126,241 shares of Preferred Stock have been designated as Series C Preferred Stock, all of which shares are issued and outstanding, and (z) 8,509,675 shares of Series D Preferred Stock, of which 6,432,608 are issued and outstanding.

                  (ii) On the date hereof, 43,639,400 shares of Common Stock are reserved for issuance upon the exercise of options, warrants and convertible preferred stock.

            4. Method of Payments.

            (a) Payment. Except in the event of an earlier conversion pursuant to Section 3 hereof or an acceleration pursuant to Section 7 hereof, notwithstanding anything contained elsewhere in this Convertible Note to the contrary, the Company will pay all sums for principal, interest, premiums, dividends or otherwise becoming due on this Convertible Note not later than 5:00 p.m. New York time, on the Maturity Date, in immediately available funds, in accordance with the payment instructions that the Payee may designate in writing, without the presentation or surrender of such Convertible Note or the making of any notation thereon. Any payment made after 5:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. If the Maturity Date falls on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Convertible Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Convertible Note.

            (b) Transfer and Exchange. Upon surrender of any Convertible Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefor a new Convertible Note or Convertible Notes, as the case may be, as requested by the holder or transferee, which aggregate the unpaid principal amount of such Convertible Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Convertible Note and otherwise of like tenor. The issuance of new Convertible Notes shall be made without charge to the holder(s) of the surrendered Convertible Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each Convertible Noteholder shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Convertible Note as the holder of the Convertible Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Convertible Note on its register.

            (c) Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Convertible Note and, in the case of any such loss, theft or destruction of any Convertible Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Convertible Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Convertible Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Convertible Note.

            5. Representations and Warranties of Payee. Payee represents and warrants to Company that:

            (a) Investment Purpose. Payee is acquiring this Convertible Note and any and all securities into which this Convertible Note is convertible solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and has no present intention or plan to effect any distribution thereof. The securities issuable upon conversion hereof will bear a legend to the following effect:

                        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the laws of any state and may not be sold or transferred except in compliance with the Act and such laws."

            (b) Information. Payee has had the opportunity to conduct and complete customary business, financial, and operational due diligence investigations and Payee is satisfied with the results of the due diligence investigations conducted by Payee. Payee has been furnished with all materials relating to the business, finances and operations of the Company that has been requested by Payee. In addition, Payee has reviewed the public filings made by the Company with the SEC. Payee understands and acknowledges that its investment in this Convertible Note involves a high degree of risk.

            (c) Sophistication. Payee is able to bear the economic risk of an investment in the Convertible Note and can afford to sustain a total loss of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of such Convertible Note.

            (d) Illiquidity. Payee understands that there is no public market for the Convertible Note to be acquired by it and that there may never be a public market for such Convertible Note or the preferred stock or other security to be issued at conversion, and that such Purchaser may have to bear the risk of its investment in such securities for a substantial period of time.

            (e) Accredited Investor. Payee is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. In addition, Payee has received such information as it considers necessary or appropriate for deciding whether to acquire the Convertible Note.

            (f) Requisite Power and Authority. Payee has all necessary power and authority to execute this Convertible Note. This Convertible Note has been duly executed and delivered by Payee, and when executed by Payee will constitute the legal, valid and binding obligation of Payee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally and court decisions with respect thereto, and the discretion of courts in granting equitable remedies.

            (g) No Conflict. The execution by Payee of this Convertible Note and the consummation of the transactions contemplated hereby by Payee will not result in any violation of or default under, any provision of the organizational documents of Payee, any contract to which Payee is a party or any applicable law, rule or regulation, which violation or default could reasonably be expected to (i) affect the validity of this Convertible Note, (ii) affect in any material respect any action taken or to be taken by Payee pursuant to this Convertible Note, or (iii) have a material adverse effect on the properties, assets, business or operations of such Payee.

            (h) Confidentiality. The terms and conditions of the Mutual Non-Disclosure Agreement ("NDA"), if any, previously entered into by Payee and the Company, shall govern the exchange of all confidential information between the parties. The NDA shall survive execution of this Convertible Note.

            6. Representations and Warranties of the Company. The Company represents and warrants to Payee that:

            (a) Organization and Qualification. The Company and each of its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to conduct its business as it is now being conducted, to own or use its properties and assets that it purports to own or use and, in the case of the Company, to perform its obligations under this Convertible Note. The Company and each of its subsidiaries is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            (b) Absence of Conflicts. Neither the execution, delivery and performance of this Convertible Note by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) violate, conflict with, or result in a breach of any provision of, constitute a default under, or permit or result in the termination of, acceleration of any obligation under, or creation of a lien under any of the terms, conditions or provisions of, (i) the certificate of incorporation, bylaws or stockholders agreements of the Company, or (ii) any note, mortgage, indenture, contract, agreement or license by which the Company or any of the properties or assets thereof may be bound, or to which the Company or any subsidiary thereof or any of the properties or assets thereof may be subject, or
(b) violate or conflict with any law, rule, regulation, judgment, ruling, order, writ, injunction or decree applicable to the Company or any subsidiary thereof or any of the properties or assets thereof.

            (c) Authorization of Agreements, Etc. Each of (i) the execution and delivery by the Company of this Convertible Note, (ii) the performance by the Company of its obligations hereunder, and (iii) the issuance, sale and delivery by the Company of this Convertible Note and the shares of Series D Preferred Stock or other security issuable upon conversion thereof has been duly authorized by all necessary corporate action of the Company.

            (d) Validity. This Convertible Note has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            7. Events of Default. If any of the following events takes place before the Maturity Date (each, an "Event of Default"), Payee at its option may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Convertible Note immediately due and payable in immediately available cash funds; provided, however, that this Convertible Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause 2, 3, 4, 5, 6 or 7, below:

            (1) The Company fails to make payment of the full amount due under this Convertible Note (including, without limitation, principal, interest, premiums and other amounts) on demand at the Maturity Date or by the issuance of Series D Preferred Stock or Qualified Financing Securities, as the case may be following a valid Payee D Election or Payee F Election by Payee; or

            (2) A receiver, liquidator or trustee is appointed by a court order (i) of the Company or (ii) for any substantial part of the Company's assets or properties; or

            (3)   The Company is adjudicated bankrupt or insolvent; or

            (4) A substantial part of the Company's property is sequestered by or in consequence of a court order and such order remains in effect for more than 30 days; or

            (5) The Company files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or

            (6) Any petition against the Company is filed under bankruptcy, receivership or insolvency law; or

            (7) The Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver, liquidator or trustee of the Company or for all or any part of its property; or

            (8) An attachment or execution is levied against any substantial part of the Company's assets that is not released within 30 days; or

            (9) The Company dissolves, liquidates or ceases business activity, or transfers the majority of its assets other than in the ordinary course of business; or

            (10) The Company breaches any material covenant or agreement on its part contained in this Convertible Note;

            (11) There exists any material inaccuracy or untruthfulness of any representation or warranty of the Company set forth in this Convertible Note; or

            (12) Except as with respect to defaults existing on the date hereof under those promissory notes, credit agreements, loan agreements, conditional sales contracts, guarantees, leases, indentures, bonds, debentures or other contract or material obligations set forth on Attachment A, the Company shall default under any promissory note, credit agreement, loan agreement, conditional sales contract, guarantee, lease, indenture, bond, debenture or other contract or material obligation to which it is a party whatsoever having an aggregate outstanding amount greater than $100,000 and a party thereto or a holder thereof is entitled to accelerate the obligations of the Company.

            8.    Definitions.

            "Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

            "Convertible Note" shall mean this Convertible Promissory Note.

            "Convertible Notes" shall mean this Convertible Promissory Note along with (i) any convertible notes substantially in the form of this Convertible Note issued to UBS Capital LLC, (ii) any convertible note to be issued to ROF/IFX, LLC if ROF/IFX, LLC has elected to receive a convertible note substantially similar to the form of this Convertible Note pursuant to the terms of the convertible note dated September 9, 2002 between ROF/IFX, LLC and the Company and (iii) any other convertible notes in the form hereof issued upon transfer or exchange hereof, in whole or in part.

            "Convertible Noteholder" with respect to any Convertible Note, means at any time each Person then the record owner of such Convertible Note and "Convertible Noteholders" means all of such Convertible Noteholders collectively.

            "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

            "Series D Preferred Stock" means the series of convertible preferred stock of the Company issued in the Series D Financing or, if necessary under Delaware law, a new class of preferred stock having the same rights, preferences, and privileges as the Series D Preferred Stock.

            "Series D Financing" means the issuance of convertible preferred stock of the Company to one or more investors for cash pursuant to the Series D Stock Purchase Agreement.

            "Series D Stock Purchase Agreement" means the IFX Corporation Series D Convertible Preferred Stock Purchase Agreement dated as of February 19, 2002, among the Company and the other parties named therein.

            "Qualified Financing" means the future issuance of Qualified Financing Securities to one or more investors following the date of issuance of this Convertible Note pursuant to a Qualified Financing Purchase Agreement, if any.

            "Qualified Financing Securities" means a new series of convertible preferred stock, any common stock or any convertible debt of the Company to be issued pursuant to a Qualified Financing Purchase Agreement, if any.

            "Qualified Financing Purchase Agreement" means an agreement executed by the Company after the date hereof which provides the Company with debt or equity financing in connection with the issuance of securities by the Company consisting of IFX common stock or other securities that are convertible, exercisable, or exchangeable into shares of IFX common stock.

            9. Expenses of Enforcement, etc. The Company agrees to pay all reasonable fees and expenses incurred by the Payee in connection with the negotiation, execution and delivery of this Convertible Note. The Company agrees to pay all reasonable fees and expenses incurred by the Payee in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or "workouts" of the provisions hereof or incurred by the Payee in connection with the enforcement or protection of the Payee's rights in connection with this Convertible Note, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and expenses of counsel for the Payee. The Company indemnifies the Payee and its directors, managers, affiliates, partners, members, officers, employees and agents against, and agrees to hold the Payee and each such person and/or entity harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Payee or any such person or entity arising out of, in any way connected with, or as a result of (i) the consummation of the loan evidenced by this Convertible Note and the use of the proceeds thereof or (ii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Payee or any such person or entity is a party thereto.

            10. Amendment and Waiver. The provisions of this Convertible Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it without the written consent of the Payee.

            11. Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

            12. Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

            13. Assignments. The Payee may assign, participate, transfer or otherwise convey this Convertible Note and any of its rights or obligations hereunder or interest herein to any Person, and this Convertible Note shall inure to the benefit of the Payee's successors and assigns. The Company shall not assign or delegate this Convertible Note or any of its liabilities or obligations hereunder.

            14. Headings. The headings of the sections and paragraphs of this Convertible Note are inserted for convenience only and do not constitute a part of this Convertible Note.

            15. Severability. If any provision of this Convertible Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Convertible Note will remain in full force and effect. Any provision of this Convertible Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            16. Cancellation. After all principal, premiums (if any), accrued interest and all other amounts at any time owed under or in connection with this Convertible Note have been paid in full in immediately available funds, or this Convertible Note has been converted in accordance with its terms, this Convertible Note will be surrendered to the Company for cancellation and will not be reissued.

            17. Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law.

            18. Place of Payment and Notices. Subject to Section 4(a) above, payments of principal and interest and notices deliverable to the Payee hereunder are to be delivered to the Payee at the address as the Payee has specified by prior written notice to the Company. No notice shall be deemed to have been delivered until the first Business Day following actual receipt thereof at the foregoing address.

            19. Waiver of Jury Trial. The Payee and the Company each hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Convertible Note or the transactions contemplated hereunder.

            20. Submission to Jurisdiction. (a) Any legal action or proceeding with respect to this Convertible Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Convertible Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

            (b) The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

            (c) Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

            21. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the Company has executed and delivered this Convertible Promissory Note on the date first written above.

                                    IFX CORPORATION

                                    By:/s/ Joel Eidelstein
                                       ---------------------------------------
                                       Name:  Joel Eidelstein
                                       Title: President

Agreed to and accepted:

PAYEE:

UBS CAPITAL AMERICAS III, L.P.

By: UBS Capital Americas III, LLC

By: /s/ George A. Duarte
    -------------------------
Name: George A. Duarte
Title: Partner

By:  /s/ Marc Unger
     ------------------------
Name: Marc Unger
Title: Chief Financial Officer

Address:          UBS Capital Americas III, L.P.
                  c/o UBS Capital Americas III, LLC
                  299 Park Avenue
                  New York, NY  10171
                  Attention:  George Duarte

Telephone No.:    (212) 821-6330
Telecopy No.:     (212) 821-6333

                                  Attachment A


Bassini Playfair & Associates, LLC
IBM Brazil leasing Arrendamento Mercantil S.A.
Sprint Communications LP
MCI WorldCom Communications Inc.
Jack Roepers
EP.com Fund, LLC and EP.com Fund International, Ltd (Eisenberg)
INTERNAP NETWORK SERVICES CORP.
MICROMUSE, INC.
NEAL GERBER & EISENBERG
Kaye Scholer
Ernst & Young
NETRAIL, Inc.
Sistema Radiopolis, S.A.
Latin American Nautilus USA, Inc.
Telegloble Colombia, SA
Impsat USA, Inc.
Teleknowledge, Inc.
Telecom Argentina S.A.
Telefonica de Argentina S.A.
AT&T DO BRASIL LTDA
EMBRATEL
PEGASUS TELECOM SA
TELEFONICA-TELECOMUNICACOES SP
TELEMAR
Telesc - Brasil Telecom
Telefonica Empresas CTC Chile S.A.
GLOB ONE DE COMUNICACIONES S.A.
GB net S.A.,
AMNET
AVANTEL CTA
TELMEX CTA
Global Interlink, Ltda
Antel
CANTV, SA
Juan Samuel Florez Garcia
Portal Software, Inc.
Deutsche Banc Alex Brown Inc.